FOR IMMEDIATE RELEASE


CONTACT:  Steven F. Groth, Chief Financial Officer
          (212) 599-8000


        FINANCIAL FEDERAL CORPORATION ANNOUNCES EARNINGS
             FOR THE FISCAL YEAR ENDED JULY 31, 2003
             ---------------------------------------

NEW YORK, NY: September 30, 2003 - Financial Federal Corporation ("FIF" - NYSE), announced net earnings of $30.1 million for the year ended July 31, 2003, a decrease of 19% from the $37.1 million earned for the year ended July 31, 2002. Diluted earnings per share decreased by 17% to $1.65 from $1.99. Finance receivables originated during the year totaled $696 million. Finance receivables outstanding decreased by 1% to $1.42 billion at July 31, 2003 from $1.44 billion at July 31, 2002.

Net earnings for fiscal 2003 includes a $1.1 million non-recurring, after-tax loss from the redemption of convertible debt. This loss reduced diluted earnings per share by $0.06. Without this loss, net earnings was $31.2 million and diluted earnings per share was $1.71, decreases of 16% and 14%, respectively from fiscal 2002. These amounts are non-GAAP financial measures that management believes to be useful to investors in comparing the Company's current operating performance to past and future fiscal periods.

Net charge-offs in fiscal 2003 were $12.4 million or 0.87% of average finance receivables compared to $3.4 million and 0.25% in fiscal 2002. Non-performing assets were 4.4% of total finance receivables at July 31, 2003 compared to 3.7% at July 31, 2002. Delinquent receivables (60 days or more past due) were 1.6% of total finance receivables at July 31, 2003 compared to 2.3% at July 31, 2002.

Paul R. Sinsheimer, CEO, commented "I am pleased to report improvement in the following credit quality statistics during the fourth quarter of fiscal 2003; repossessions were down by 32%, past dues by 25%, non-accruals by 4% and net charge-offs by 5%. New business opportunities were soft due to the weak economy.

"During fiscal 2003 we took several steps to strengthen our balance sheet. We raised $35 million in equity through the call of our convertible subordinated debt lowering our leverage to 3.3x compared to our historical level of 5.0x. Additionally, we accessed the debt markets through on balance sheet securitizations and term debt. This further diversified our liquidity and lengthened maturities.

"Fitch Ratings has recognized these initiatives by reaffirming our investment grade ratings and raising their Ratings Outlook from stable to positive. While fiscal 2003 marked our first year of lower earnings and finance receivables outstanding, our focus on credit quality and liquidity has positioned the Company for growth and profitability in an improving economic environment."

Financial Federal Corporation specializes in financing industrial and commercial equipment through installment sales and leasing programs for manufacturers, dealers and end users nationwide.
For additional information, please visit the Company's website at www.financialfederal.com.

                             -more-


              CONDENSED CONSOLIDATED INCOME STATEMENTS
              (In thousands, except per share amounts)

                               Three months ended          Years ended
                                         July 31,             July 31,
                                 ----------------   ------------------
                                    2003     2002       2003      2002
                                 ----------------   ------------------
Finance income                   $31,306  $35,367   $130,247  $138,777
Interest expense                   9,809   12,522     43,534    51,007
                                 -------  -------   --------  --------
Net finance income before
  provision for possible losses   21,497   22,845     86,713    87,770
Provision for possible losses      4,050    1,575     11,950     5,600
                                 -------  -------   --------  --------
 Net finance income               17,447   21,270     74,763    82,170

Salaries and other expenses        6,086    5,419     23,391    21,028
Loss on redemption of
 convertible debt                     --       --      1,737        --
                                 -------  -------   --------  --------
  Earnings before income taxes    11,361   15,851     49,635    61,142
Provision for income taxes         4,451    6,243     19,547    24,074
                                 -------  -------   --------  --------
    NET EARNINGS                  $6,910   $9,608    $30,088   $37,068
                                 =======  =======   ========  ========

Earnings per common share:
    Diluted                        $0.38    $0.51      $1.65     $1.99
                                   =====    =====      =====     =====
    Basic                          $0.38    $0.57      $1.67     $2.23
                                   =====    =====      =====     =====
Number of shares used:
    Diluted                       18,326   20,321     18,358    20,120
                                  ======   ======     ======    ======
    Basic                         18,092   16,747     17,975    16,645
                                  ======   ======     ======    ======


                CONDENSED CONSOLIDATED BALANCE SHEETS
                           (In thousands)

July 31,                                         2003            2002
------------------------------------       ----------      ----------
ASSETS
Finance receivables                        $1,415,489      $1,436,469
Allowance for possible losses                 (23,754)        (24,171)
                                           ----------      ----------
Finance receivables-net                     1,391,735       1,412,298
Cash                                            8,015           7,092
Other assets                                   26,332          28,456
                                           ----------      ----------
   TOTAL ASSETS                            $1,426,082      $1,447,846
                                           ==========      ==========

LIABILITIES
Senior debt                                $1,042,276      $1,030,396
Subordinated debt                                  --          93,478
Other liabilities and deferred taxes           67,410          75,403
                                           ----------      ----------
  Total liabilities                         1,109,686       1,199,277
STOCKHOLDERS'EQUITY                           316,396         248,569
                                           ----------      ----------
   TOTAL LIABILITIES AND EQUITY            $1,426,082      $1,447,846
                                           ==========      ==========


     This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Readers are referred to the most recent reports on Forms 10-K and 10-Q filed by the Company with the Securities and Exchange Commission that identify such risks and uncertainties.

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